COASTWAY BANCORP, INC.

FOR IMMEDIATE RELEASE
Contact:   William A. White
  President and CEO
  (401) 330-1600

COASTWAY BANCORP, INC. COMPLETES $48.3 MILLION STOCK OFFERING

Cranston, Rhode Island, January 14, 2014 – Coastway Bancorp, Inc. (the “Company”), the holding company for Coastway Community Bank (the “Bank”), announced that it completed its stock offering in connection with the mutual-to-stock conversion of Coastway Bancorp, MHC (the “MHC”) on January 14, 2014.  Shares of the Company’s common stock are expected to begin trading on January 15, 2014 on the Nasdaq Capital Market under the trading symbol “CWAY.”

The Company sold 4,827,125 shares of common stock, including the sale of 395,934 shares to the employee stock ownership plan, at $10.00 per share for gross offering proceeds of $48.3 million in the offering.  The Company also contributed 122,054 shares and $300,000 in cash to a charitable foundation established by the Bank in connection with the conversion. As previously announced, direct registration statements reflecting the shares purchased in the subscription and community offerings, interest checks and refund checks for any persons not receiving all shares ordered are expected to be mailed no later than January 15, 2014.

Sandler O’Neill & Partners, L.P. acted as selling agent in the subscription and community offerings.  Luse Gorman Pomerenk & Schick, P.C. and Brown Rudnick LLP served as legal counsel to the Company and the MHC. Goodwin Procter LLP served as legal counsel to Sandler O’Neill & Partners, L.P.

Coastway Bancorp, Inc. is a bank holding company and the parent company of Coastway Community Bank. The Bank has branches in Cranston, East Providence, East Greenwich, Lincoln, Providence and Warwick. The Bank’s website is www.coastway.com.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve the possibility of unforeseen delays in the delivery of direct registration statements or checks related to the offering or delays in the opening of trading due to market disruptions or exchange-related operational issues.  Coastway Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.